Exhibit 3.1

CERTIFICATE OF AMENDMENT OF THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
GENVEC, INC.

Under Section 242 of the General Corporation
Law of the State of Delaware

     GENVEC, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

     1.     That the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate”) will be amended to increase the authorized shares of common stock of the Corporation. To effect such amendment, ARTICLE IV, Section 4.1 of the Certificate is hereby deleted in its entirety and replaced with the following new ARTICLE IV, Section 4.1:

Total Number of Shares of Capital Stock. The total number of shares of stock of all classes that the Corporation shall have the authority to issue is 205,000,000 of which 200,000,000 shares shall be designated as Common Stock, $.001 par value per share (the “Common Stock”) and 5,000,000 shares shall be designated as preferred stock, par value $.001 per share (the “Preferred Stock”).

     2.     That the board of directors of the Corporation duly adopted a resolution setting forth the amendment set forth above and declaring its advisability. Such amendment was duly approved by the holders of a majority of the outstanding stock of the Corporation entitled to vote thereon at the annual meeting of stockholders of the Corporation held on June 13, 2007.

     3.     That this amendment to the Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted in accordance with the requirements of Section 242 of the General Corporation Law of the State of Delaware and shall be effective upon the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware.

[Signature Page Follows]

     IN WITNESS WHEREOF, the undersigned authorized person has duly executed this Certificate of Amendment on this 13th day of June, 2007.

GENVEC, INC.

/s/ Douglas J. Swirsky

Douglas J. Swirsky
Chief Financial Officer, Treasurer and
Corporate Secretary